UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

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CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

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CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2011

To the Stockholders of CECO Environmental Corp.

Notice is hereby given that the annual meeting of the stockholders of CECO Environmental Corp. (“CECO” or the “Company”) will be held at the offices of Taft Stettinius & Hollister LLP, 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202 on May 17, 2011 at 2:00 p.m., eastern time, for the following purposes:

1. to elect 9 directors;

2. to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of CECO Environmental Corp. for fiscal year 2011; and

3. to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on April 1, 2011, are entitled to notice of and to vote at the annual meeting.

Your attention is directed to the accompanying Proxy Statement and proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors

/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman of the Board of Directors

April 14, 2011

April 14, 2011

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2011

The enclosed proxy is solicited by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “CECO” or the “Company”), to be voted at the annual meeting of stockholders to be held at 2:00 p.m. at the offices of Taft Stettinius & Hollister LLP, 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202 on May 17, 2011, or any postponement or adjournment thereof (“Annual Meeting”). The mailing address of the principal office of CECO is 4625 Red Bank Road, Cincinnati, Ohio 45227. These proxy solicitation materials and CECO’s Annual Report for the year ended December 31, 2010, including financial statements, were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about April 14, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 17, 2011 — our Annual Report to Stockholders and this Proxy Statement are available at www.cecoenviro.com/investors.aspx. Our website does not constitute part of the Proxy Statement.

Who Can Vote

Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of and to attend and vote at the Annual Meeting. As of the record date, April 1, 2011, we had 14,330,806 outstanding shares of CECO common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote.

How You Can Vote

Stockholders of record can simplify their voting by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are described on the enclosed proxy card. Being a record holder means that the shares are registered in your name, as opposed to the name of your broker or bank. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

You may also vote in person at the meeting. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from your bank or broker, confirming your beneficial ownership of shares as of the record date and your authority to vote the shares. Please bring with you to the meeting personal photo identification. If you need directions to the annual meeting location, please call us at (513) 458-2600.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the annual meeting, another proxy dated as of a later date. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nine nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the nine nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

In order to ratify the selection of BDO USA, LLP as the independent registered public accounting firm of CECO for fiscal year 2011, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For this proposal, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

We believe that Proposal 2 (ratification of independent auditors) will be considered “routine.” We believe that Proposal 1 (election of directors) will be considered “non-routine,” and brokers, banks and certain other nominees that hold your shares in street name will NOT be able to cast votes on this proposal if you do not provide them with voting instructions.

Please provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following their instructions.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the ratification of the nine nominees for director proposed by the Board of Directors and set forth herein, and FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of CECO for fiscal year 2011, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board has determined that the number of directors shall be nine and, accordingly, nine persons have been nominated to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. The names of, and certain information with respect to, the nominees of the Board of Directors for election as directors, are set forth below. All nominees other than Mr. Pollack are currently CECO directors. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the enclosed proxy may exercise their discretion to vote your shares for the substitute nominee.

Each of Messrs. Cape, Flaherty, Krieg, Meretsky and Wright qualify as independent directors in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of April 1, 2011 for each director nominee.

Name	Age	Position with CECO
Phillip DeZwirek	73	Chairman of the Board and Director
Jeffrey Lang	54	Chief Executive Officer and Director
Jason DeZwirek	40	Secretary and Director
Arthur Cape[1]	74	Director
Thomas J. Flaherty[2]	73	Director
Ronald E. Krieg[1]	68	Director
Jason D. Meretsky	42	Director
Jonathan Pollack	39	Director Nominee
Donald A. Wright[1,2]	73	Director

[1]	Member of the Audit Committee
[2]	Member of the Compensation Committee

The Board of Directors believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning Board. The Board of Directors values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current Board members, collectively, perform in such a manner. The Board believes that the addition of the new director will provide further experience and diversity of skills. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.

Phillip DeZwirek became a director and the Chairman of the Board in August 1979. He also served as Chief Executive Officer from August 1979 through February 15, 2010. Mr. Phillip DeZwirek also serves as a member of the boards of directors of the Company’s subsidiaries. In addition to serving as our Chairman, his principal occupations during the past five years have been serving as President of Icarus Investment Corp., an Ontario corporation (“Icarus”) (since 1990) and a director and the Chairman, Chief Executive Officer and Treasurer of API Electronics Group, Corp. (from May 2002 through January 2011) and a director and the Chairman of its parent, API Technologies Corp. (from November 2006 through January 2011), a publicly traded company (OTCBB:ATNY) that is a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries. He also served as Chief Executive Officer of API Technologies Corp. from November 2006 to April 2008 and again from September 2010 until January 2011. Mr. Phillip DeZwirek is also involved in private investment activities. Mr. Phillip DeZwirek is the father of Mr. Jason DeZwirek.

As a member of the Board for over 30 years, and as our former Chief Executive Officer, Mr. Phillip DeZwirek has a thorough understanding of our total company operations. He brings extensive strategic and operations expertise to the Board. His broad market experience and historical insight he provides are valuable as we evaluate our current operations, potential acquisitions and overall corporate strategy.

Jeffrey Lang has served as our Chief Executive Officer since February 15, 2010 and as a director since May 20, 2010. Prior to joining the Company, Mr. Lang was the Executive Vice President, Operating Officer of McJunkin Red Man Corporation, a Goldman Sachs Capital Partners portfolio company, from 2007 to 2009, a $4.5 billion distributor of pipes, valves and fittings and related services serving the petrochemical, petroleum refining, pulp and paper, oil industry and utilities. He was the Senior Vice President and Operating Officer of Red Man Pipe and Supply Company from 2006 to 2007, a $1.8 billion pipe distribution company, which merged with McJunkin Corporation to form McJunkin Red Man Corporation. Mr. Lang was employed by Ingersoll Rand Company, a global industrial company, for twenty-five years from 1980 to 2005. He started out as a sales engineer in 1980, became a Sales and Service Branch Manager in 1985, the Southeast U. S. Area Manager, Air Solutions in 1995, and by 1999 was the Director and General Manager, North American Distributor Division and from 2002 to 2005 served as the Director and General Manager, North American industrial Air Solutions, reporting directly to the President of the Air Solutions Group.

Mr. Lang has over 30 years of executive operating management experience, including international experience. Mr. Lang also brings industrial and energy sector expertise to the Board. As our Chief Executive Officer, he provides the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Jason DeZwirek, the son of Phillip DeZwirek, became a director of the Company in February 1994. He became Secretary of the Company on February 20, 1998. He also serves as a member of the boards of directors of the Company’s subsidiaries. He was the founder (1999), Chairman and CEO of Kaboose, Inc., which was listed on the Toronto Stock Exchange and was the largest independent family focused online media company in the world. Kaboose Inc. was sold to Disney and Barclays Private Equity in 2009. Mr. Jason DeZwirek also previously served as a director and the Secretary of API Technologies Corp., a publicly traded company engaged in the manufacture of electronic components and systems for the defense and communications industries from November 2006 through January 2011. Mr. Jason DeZwirek is and has also been involved in private investments activities.

With his experience at Kaboose Inc., Mr. Jason DeZwirek brings broad executive expertise, including operations, technology, management, and strategy. Having served as director of the Company for over seventeen years he also has a breadth of knowledge of the overall Company issues.

Arthur Cape has served as a director since May 25, 2005. He has also served on the Audit Committee since such date. Mr. Cape has served the manufacturing industry for over 30 years. Since 1991 he has served as Director of International Sales for Shymac Innovative Marketing, located in Montreal, Canada, and from 2001 through January 2009 served as Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactures products for the automotive after-market and AJB Continental was a distributor of hairbrushes and styling tools for the professional beauty industry. From June 2007 through January 2011, Mr. Cape served as a director and a member of the Audit Committee of API Technologies Corp. (OTCBB:ATNY). Mr. Cape has also acted as a consultant for several factories in China in the manufacturing and injection molding of plastic articles. He has been active in youth awareness programs and has served on various youth committees in Canada.

Mr. Cape brings extensive manufacturing, marketing and sales experience to the Board of Directors, including international experience, which is valuable as we expand our business globally. He also brings experience in serving on a public company Audit Committee.

Thomas J. Flaherty became a director of the Company on May 10, 2004. He has served on our Compensation Committee since December 1, 2005. Mr. Flaherty retired as COO and Board member of Fairchild Corp. in 1999. He spent forty years in various major industrial and aerospace corporations with worldwide responsibilities. His primary expertise is in operations, and in addition to serving as COO of Fairchild Corp., has served as President and COO of IMO Industries, CEO, President and Board member of Transnational Industries, Senior Vice President of Pratt & Whitney, and Executive Vice President of Hamilton Standard, both divisions of United Technologies. He has served on boards both in the United States and internationally and is currently sitting on four boards of not-for-profit companies.

Mr. Flaherty brings broad global executive experience within the high tech aerospace, power generating and machine building industries. He provides a strong background in general management, operations, engineering, financial, and customer support and has experience serving on boards of directors.

Ronald E. Krieg has served as a director of CECO since April 20, 2005. Mr. Krieg has served on the Audit Committee since such time and, as of July 11, 2005, has served as Chairman of the Audit Committee. Mr. Krieg is a Certified Public Accountant. Mr. Krieg is affiliated with and had been an audit partner of Jackson, Rolfes, Spurgeon & Co. from August 1, 2004 to December 31, 2008. From 1965 through July 31, 2004, he was with Grant Thornton LLP, other than for two years when he served in the United States Marine Corps. He became a partner of Grant Thornton LLP in 1978. He is a past president of the Cincinnati Chapter of the Institute of Internal Auditors and has served on its Board of Governors for over 30 years. From December 2005 through November 2009, he served as a director of Pomeroy IT Solutions, Inc. a public company that traded on the Nasdaq Global Market under the symbol PMRY. He also served on its Audit Committee.

Mr. Krieg brings public company financial experience to the Board of Directors. Mr. Krieg has spent nearly 40 years in the practice of public accounting with a national firm, with considerable experience in the areas of Sarbanes-Oxley and internal auditing. His experience is germane to the financial performance, audit, reporting, internal control and risk assessment activities of the Company.

Jason D. Meretsky became a director on May 20, 2010. Mr. Meretsky has served as a corporate and securities attorney with Meretsky Law Firm based in Toronto, Canada since July 2009. Prior to that, he served as Executive Vice President, Corporate Development of Avid Life Media Inc., a Canadian based online media company (from April 2008 through July 2009) and Vice President and General Counsel of Enghouse Systems Limited. (TSX: ESL), a public Canadian based enterprise technology company (May 2004 through November 2008). From January 2003 to April 2004, Mr. Meretsky practiced corporate and securities law as a partner with Goodman and Carr LLP, a Toronto based law firm. Mr. Meretsky has served on the board of directors of Homeserve Technologies Inc. (since September 2002), which was previously listed on the Toronto Stock Exchange and provides services and technology products for business-to-business clients whose customers are engaged in the move or homeownership lifecycle, and also serves on its Audit Committee. He also served as its Senior Manger, Business & Legal Affairs (January 1998 through January 2000), Secretary (August 1999 through September 2002) and Vice President, Corporate Affairs and General Counsel (January 2000 through September 2002). Homeserve Technologies instituted restructuring proceedings and sought protection under the Companies Creditors Arrangement Act (Canada) (“CCAA”) in 2002, which is similar to seeking bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. After the restructuring under the CCAA, Mr. Meretsky was appointed to the Board of Directors on September 13, 2002. Since April 2010 he also has served on the Board of Directors and as President and Chief Executive Officer of LiveReel Media Corporation (OTCBB:LVRL), which is in the business of film production, financing and distribution. Mr. Meretsky also holds positions on several currently inactive private companies, including President, Secretary and Director of Jason Meretsky Realty Inc. (since 1992), and interim CEO and Director of Home Staging Corporation and its subsidiaries (since July 2009).

Mr. Meretsky completed the Joint J.D./M.B.A. Program from the Schulich School of Business at York University and from Osgoode Hall Law School, and is a member in good standing of the Canadian Bar Association and the Law Society of Upper Canada.

As an attorney, with considerable business and transactional experience, Mr. Meretsky brings legal expertise and general counsel experience to the Board, as well as executive management experience. He also has public board experience.

Jonathan Pollack served as Executive Vice President of API Technologies Corp. from September 4, 2009 and as a director from June 2007 until January 2011, and currently serves as a consultant to that company. Mr. Pollack also served on its Audit Committee and Compensation Committee from January 2007 through September 4, 2009. From March 2005 through its sale in 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. From 2000 to 2005, Mr. Pollack was President of The JMP Group, a strategic and financial advisory firm to numerous private and public companies. Prior thereto, he worked in investment banking in New York. Mr. Pollack is currently a director of Lifebank Corp. (TSX-V:LBK) (since November 2003), where he serves on the Audit Committee and Compensation Committee, and Hanfeng Evergreen Inc. (TSX:HF) (since November 2010), where he also serves on the Audit Committee and Compensation Committee. Mr. Pollack received a Masters of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He is involved in several philanthropic organizations including Mt. Sinai Hospital, Toronto, Ontario and the Crescent School Foundation, Toronto, Ontario.

Mr. Pollack brings 15 years of financial, strategic and merger and acquisitions expertise to the Board, which will assist the Board as the Company expands its business. He also brings experience serving on public company boards.

Donald A. Wright became a director of CECO on February 20, 1998. Mr. Wright has also been a member of the Audit Committee since February 20, 1998 and the Compensation Committee since its formation on December 1, 2005. Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company which has been a real estate developer and apartment building syndicator, since 1992. Since September 2010, Mr. Wright has served as Associate Broker and Vice President of Syndication of SD Homes, a real estate brokerage firm and syndicator of apartment buildings in San Diego. From January 2005 through 2007, he was an associate real estate broker with One Source Realty GMAC in San Diego California, and from July 2007 through September 2010, was an associate real estate broker with Coldwell Banker Residential Brokerage. On February 15, 2006, Mr. Wright became a director of API Technologies Corp. (OTCBB:ATNY), and serves on its Audit Committee and Compensation Committee.

With over 13 years as serving on our Board and Audit Committee, Mr. Wright has a breadth of knowledge concerning issues affecting our Company. Mr. Wright also has additional experience as a public director, including serving on an Audit Committee.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. The Board of Directors recommends a vote “FOR” approval of the election of the nominees named herein as directors.

Board of Directors and Its Committees

During the fiscal year ended December 31, 2010, the Board of Directors held one meeting, and also has taken action by unanimous written consent during such period. The Board’s policy regarding director attendance at the annual general meetings of stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors that attend. Six of the then seven directors attended the 2010 annual meeting. All directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they served during the fiscal year ended 2010, other than Jason DeZwirek. Executive sessions of the independent directors are also held. The standing committees of the Board of Directors include the Audit Committee and the Compensation Committee.

Audit Committee

The Company has a separately designated Audit Committee, as defined in §3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The members of the Audit Committee are Directors Krieg, Cape and Wright. Director Krieg serves as Chairman of the Audit Committee. The Board of Directors has determined that Director Krieg qualifies as an audit committee financial expert as described by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that each of the Audit Committee members is independent under the applicable NASDAQ listing standards. The Audit Committee held five meetings in 2010. See the Audit Committee Report below.

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of CECO’s financial reporting process and approval of the services provided CECO by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its Charter, which the Board adopted in its current form on June 1, 2007, a copy of which can be found on our website www.cecoenviro.com on the Investor Information section.

Compensation Committee

Our Compensation Committee is comprised of Directors Flaherty and Wright, each of whom is an independent director with the meaning of the rules of NASDAQ. The Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Information section. The Compensation Committee held three meetings in 2010 and has also taken action by unanimous written consent during such period. The primary purpose of the Compensation Committee is to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers, and to approve or make recommendations to the Board with respect to the compensation of our other executive officers. The Compensation Committee also administers our 2007 Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation” below.

Board Leadership Structure and Risk Oversight

The positions of Chief Executive Officer and Chairman of the Board are held by different individuals: Phillip DeZwirek serves as Chairman and Jeffrey Lang serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board of Directors believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings. The current Chairman is the former Chief Executive Officer of the Company, so he understands the responsibilities of the Chief Executive Officer position. He also understands the role of the Board, having served as a director since 1979.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of the board members helps ensure independent oversight of management. All of the directors on the current Board, other than the Chairman, Phillip DeZwirek, the Chief Executive Officer, Jeffrey Lang, and Jason DeZwirek qualify as independent under the NASDAQ rules. Mr. Pollack is not considered independent under the NASDAQ rules. The standing committees — the Audit Committee and the Compensation Committee — are comprised entirely of independent directors and provide independent oversight of management.

CECO’s management is responsible for identifying, assessing and managing the material risks facing CECO. The Board of Directors performs an important role in the review and oversight of these risks, and generally oversees CECO’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee and (ii) compensation risk to the Compensation Committee. To the extent that the Audit Committee or Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Nomination Process

The Company does not have a standing nominating committee. The Board of Directors does not believe that it is necessary to form a standing nominating committee given that we require director nominees to be selected, or be recommended for the Board of Directors’ selection, by a majority of the independent members of the Board of Directors. Each director may participate in the selection of nominees that are recommended to the Board of Directors by the independent directors. Mr. Pollack was recommended by the Chairman and the independent directors, and was approved by the independent directors. Current directors Phillip DeZwirek, Jason DeZwirek, Jeffrey Lang and former director Richard Blum, who resigned effective January 1, 2011, are not independent under NASDAQ listing requirements.

In lieu of a nominating committee charter, the Board of Directors adopted a Director Nomination Policy on September 28, 2004. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Information section.

We also have adopted a policy with respect to director candidates recommended by stockholders. The independent directors will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to the Board of Directors. Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our proxy statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event less than 90 days prior to such mailing. Recommendations must be sent to the following address: CECO Environmental Corp., 4625 Red Bank Road, Cincinnati, Ohio 45227, Attention: Secretary.

At the time the stockholder submits the recommendation for a director candidate, the stockholder must provide the following:

•	All information about the candidate that we would be required to disclose in a proxy statement in accordance with the rules of the Exchange Act.

•	Certification from the candidate that he or she meets the requirements to be (a) independent under the NASDAQ standards and (b) a non-management director under the Exchange Act.

•	Consent of the candidate to serve on the Board of Directors, if nominated and elected.

•	Agreement of the candidate to complete, upon request, questionnaire(s) customary for our directors.

A stockholder must also meet and comply with all applicable SEC rules and regulations relating to the nomination of director candidates by stockholders. The independent directors will evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy as well as any other criteria approved by the Board of Directors from time to time. The independent directors will determine whether to interview any candidate.

Director Qualifications and Diversity

Our Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board of Directors, the qualifications and skills considered by the Board of Directors, including the independent Board members, include:

•

Whether or not the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of CECO.

•	Whether or not the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•

The contribution that the person can make to the Board of Directors, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board of Directors may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although CECO does not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for CECO’s Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to air pollution control but also in a broad range of other areas, and the Board currently consists of members with expertise in manufacturing, finance, accounting, and legal matters.

Shareholder Communications with Directors

The Board of Directors has adopted a process by which stockholders may communicate with the Board of Directors for matters other than director nominations. Stockholders who would like to communicate with the Board of Directors, or a committee of the Board of Directors, should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Mr. Phillip DeZwirek will forward such communications to the Board of Directors at or prior to the next meeting of the Board of Directors. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

The Board of Directors or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

Report of the CECO Board of Directors Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of CECO for the fiscal year ended December 31, 2010, with CECO’s management and has discussed with BDO USA, LLP, CECO’s independent registered public accounting firm (the “Auditors”) those matters required to be discussed by the Auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the Auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed the Auditors’ independence with the Auditors.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee

Ronald E. Krieg, Chairman

Arthur Cape

Donald A. Wright

Security Ownership of Certain Beneficial Owners

The following table sets forth the name and address of each beneficial owner known by CECO to be beneficial owner of more than five percent (5%) of CECO’s common stock as of April 1, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock Outstanding[1]
Phillip DeZwirek[2,3] Chairman of the Board 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P IE4	3,627,847	24.0%

Jason DeZwirek[3,4] Secretary and Director 2200 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	4,350,506	28.4%

Icarus Investment Corp.[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P IE4	2,988,736	19.8%

Harvey Sandler Revocable Trust[5] 21170 NE 22nd Court North Miami Beach FL 33180	1,991,903	13.7%

The State Teachers Retirement Board of Ohio[6] 275 East Broad Street Columbus, OH 43215	940,000	6.6%

[1]

Based upon 14,330,806 shares of our common stock outstanding as of April 1, 2011. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of April 1, 2011, including upon the exercise of an option or warrant; however, such common stock is not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

[2]

Includes shares beneficially owned by Icarus. Please see footnote 3. Includes 4,700 shares held in a retirement account for the benefit of his spouse, over which she has voting and dispositive control.

[3]

Phillip DeZwirek and Jason DeZwirek are deemed to share voting and dispositive power of the shares of common stock owned by Icarus and ownership of such shares is attributed to both Phillip DeZwirek and Jason DeZwirek in this table. Includes 250,000 shares of common stock that may be purchased pursuant to warrants granted to Icarus on December 28, 2006, and 550,000 shares into which a debenture issued to Icarus on November 26, 2009 may be converted.

[4]	Includes shares beneficially owned by Icarus. Please see footnote 3. Includes 200,000 shares into which a debenture issued to Mr. Jason DeZwirek on November 26, 2009 may be converted.
[5]

This information was obtained from a Schedule 13G/A filed with the SEC on February 17, 2009 and from information in our records. According to the Schedule 13G/A, Harvey Sandler, as the sole trustee of the trust, is deemed to have sole voting and dispositive control over these shares, and as a result may be deemed to beneficially own such shares. According to the Schedule 13G/A, Mr. Sandler disclaims beneficial ownership of these shares. Includes 200,000 shares into which a debenture issued to the Harvey Sandler Revocable Trust on November 26, 2009 may be converted.

[6]

This information was obtained from a Schedule 13G/A filed with the SEC on January 26, 2011, in which The State Teachers Retirement Board of Ohio reported sole voting and dispositive power with respect to such shares.

Security Ownership of Management

The following table sets forth the beneficial ownership of CECO’s common stock as of April 1, 2011, for each director, director nominee, named executive officer, and by all directors and executive officers of CECO as a group.

Name of Beneficial Owner	Number of Shares of Common stock Beneficially Owned	Percent of Total Common Shares Outstanding[1]
Phillip DeZwirek[2]	3,627,847	24.0%
Jeffrey Lang[3]	124,900	*
Jason DeZwirek[4]	4,350,506	28.4%
Richard J. Blum	0	*
Thomas J. Flaherty[5]	68,105	*
Donald A. Wright[6]	77,440	*
Dennis W. Blazer[7]	77,642	*
Ronald E. Krieg[8]	50,000	*
Arthur Cape[9]	31,000	*
Jason D. Meretsky[10]	10,582	*
Jonathan Pollack[11]	55,100	*
Officers and Directors as a group (9 persons)	5,429,246	34.8%

*	Less than 1%
[1]	See Note 1 to the prior table.
[2]	See Notes 2 and 3 to the prior table.
[3]	Includes 120,000 shares of our common stock that may be purchased pursuant to options granted February 15, 2010.
[4]	See Notes 3 and 4 to the prior table.
[5]

Includes (i) 30,105 shares of our common stock Mr. Flaherty has the right to purchase pursuant to options granted to Mr. Flaherty on May 10, 2004, (ii) 5,000 shares of our common stock that may be purchased pursuant to options granted January 5, 2005, (iii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006, and (iv) 2,000 shares of our common stock that may be purchased pursuant to options granted May 20, 2010.

[6]

Includes (i) 15,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Wright January 5, 2005, (ii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006, and (iii) 2,000 shares of our common stock that may be purchased pursuant to options granted May 20, 2010.

[7]

Includes 12,500 shares of our common stock that may be purchased pursuant to options granted to Mr. Blazer December 13, 2004 and 10,000 options granted to Mr. Blazer June 21, 2006. Mr. Blazer shares voting and dispositive power of 51,833 of such shares with his spouse.

[8]

Includes (i) 25,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Krieg April 20, 2005, (ii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006, and (iii) 2,000 shares of our common stock that may be purchased pursuant to options granted May 20, 2010.

[9]

Includes (i) 5,000 shares of our common stock that may be purchased pursuant to options granted to Mr. Cape on May 25, 2005, (ii) 15,000 shares of our common stock that may be purchased pursuant to options granted June 21, 2006, and (iii) 2,000 shares of our common stock that may be purchased pursuant to options granted May 20, 2010.

[10]

Includes 2,000 shares of our common stock that may be purchased pursuant to options granted May 20, 2010. Also includes 2,582 shares that are held in a retirement account of his spouse, over which she has sole voting and dispositive power.

[11]

Includes 13,000 shares of our common stock that may be purchased pursuant to options granted December 13, 2009. Also includes 37,500 shares into which a debenture issued to JMP FAM Holdings Inc., may be converted. Mr. Pollack has sole voting and dispositive power of such shares. Also includes 2,300 shares owned by Mr. Pollack’s spouse, over which she has sole voting and dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2010 were made in a timely manner, except the Company is aware of Icarus’ failure to file a Form 5 with respect to delinquent reporting of transactions with respect to the years 2008, 2009 and 2010. As beneficial owners of the Icarus stock, Mr. Phillip DeZwirek and Mr. Jason DeZwirek needed to file Forms 5 with respect to the same transactions. The Company also is aware of Mr. Phillip DeZwirek’s failure to file a Form 5 with respect to delinquent reporting of transactions with respect to the years 2008, 2009 and 2010. There also are a number of Form 4s during that period that will need to be amended to correctly report purchases made during such period.

While we do not have the exact numbers at this time, we believe that Icarus was delinquent in filing approximately 95 Forms 4 for approximately 944 transactions and Mr. Phillip DeZwirek was delinquent in filing approximately 40 Forms 4 for approximately 350 transactions. The Company understands that the parties are in the process of preparing the required filings.

Certain Transactions

Since January 1, 2009, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the years ended December 31, 2010 and 2009 and in which any current director, director nominee, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

We reimburse Icarus $10,000 per month for use of the space and other office expenses of our Toronto office. Icarus is owned and controlled by Phillip DeZwirek, the Chairman of the Board and former Chief Executive Officer of the Company, and Jason DeZwirek, the Secretary and a director of the Company.

During each fiscal year ended December 31, 2009 and 2010, we paid fees of $360,000 to Icarus for management consulting services. The services were provided by Phillip DeZwirek, the current Chairman and former Chief Executive Officer, through Icarus. Such amount is included as deemed compensation paid to Mr. Phillip DeZwirek under “Executive Compensation.” The consulting fees are being paid to Icarus under a Consulting Agreement dated March 26, 2007, which is further described under the section entitled “Executive Compensation.”

We repurchased 73,741 shares of our common stock at a price per share of $5.84 in January 2011 from Richard Blum pursuant to a Stock Purchase Agreement dated January 5, 2010. The Stock Purchase Agreement was entered into in connection with his separation agreement.

On August 14, 2008, we issued a Subordinated Convertible Promissory Note (the “SubDebt Note”) in the amount of Canadian $5.0 million to Icarus. The SubDebt Note provided for interest to accrue at the rate of 10% per annum in 2008, 11% per annum in 2009, and 12% per annum commencing January 1, 2010 until paid. Interest payments were payable monthly, subject to the terms of a Subordination Agreement (“Subordination Agreement”) between Icarus and Fifth Third Bank (the “Senior Lender”). The holder of the SubDebt Note had the right to convert at any time the outstanding principal and accrued and unpaid interest under the SubDebt Note into common stock of the Company at a per share price of $4.75, a price greater than the closing consolidated bid price immediately preceding the entering into of the SubDebt Note. The SubDebt Note’s maturity date was the earlier of July 31, 2010 or six months after repayment of our credit facility with the Senior Lender. On May 1, 2009, the SubDebt Note was amended to extend the maturity date to October 1, 2011 from July 31, 2010, for which we paid a Canadian $38,220 extension fee. We repaid approximately $3.0 million principal on March 31, 2009 and fully repaid the outstanding balance of $1.2 million on November 26, 2009. We paid $198,659 in interest in 2009 under the SubDebt Note.

On May 15, 2009, we issued a Promissory Note (“SubDebt Note 2”) to Icarus in the amount of $3.0 million. The SubDebt Note 2, which was subordinated to the Company’s Bank Facility, bore interest at 12% per annum with interest payable monthly. The maturity date of the note was the earlier of May 15, 2012 or six months after repayment of the Bank Facility. At the option of Icarus, the note was repayable in Canadian funds with a stated conversion rate of 1.1789, representing the currency exchange rate at the issuance date of the SubDebt Note 2. The SubDebt Note 2 was fully repaid on November 26, 2009 in the amount of $3.3 million. Approximately $199,346 was paid in interest under the SubDebt Note 2 in 2009.

The SubDebt Note and the SubDebt Note 2 were secured by a general lien on the Company and its U.S. subsidiaries’ assets pursuant to a Security Agreement entered into between the Company and such subsidiaries on August 14, 2008. The lien was subordinate and subject to the Senior Lender’s rights and interests in such assets pursuant to the Subordination Agreement. In connection with the SubDebt Note, the Company and Icarus also entered into a Registration Rights Agreement, dated August 14, 2008, providing Icarus with piggyback registration rights in the event we registered our stock in a primary offering.

On November 26, 2009, we issued $10.8 million principal amount subordinated convertible promissory notes (the “Investor Notes”) to a group of investors, including Icarus ($2.2 million), Jason DeZwirek ($800,000), the Harvey Sandler Revocable Trust ($800,000), which trust owns over 10% of our outstanding common stock, and JMP FAM Holdings Inc. ($150,000) over which Jonathan Pollack, a director nominee, has sole control. All such principal amounts are outstanding as of April 1, 2011. The Company used the proceeds of the Investor Notes to repay in full the SubDebt Note and the Subdebt Note 2 in the amount of approximately $4.5 million. The balance of the proceeds were used for general working capital.

The Investor Notes are due on November 26, 2014. The Investor Notes are not repayable prior to maturity except upon a change of control, or upon the consent of the holder. Interest accrues under the Investor Notes at the annual rate of 6% and is payable as of the end of each calendar quarter. As of April 1, 2011, since November 2009, $177,205, $65,359, $65,359, and $11,219 have been paid in interest in the aggregate under the Investor Notes to Icarus, Jason DeZwirek, the Harvey Sandler Revocable Trust and JMP FAM Holdings Inc., respectively.

The outstanding principal amount of the Investor Notes or any portion thereof, but not the interest, is convertible at the holder’s option, at any time after the issuance of the Investor Notes at a conversion price of $4.00 per share. Following three years from the date of the Investor Notes, if the closing price of the common stock of the Company is greater than $8.00 for five consecutive days, we can cause conversion of the Investor Notes.

On December 13, 2009, Mr. Pollack was granted options to purchase 65,000 shares of common stock with an exercise price of $4.05 per share in consideration of consulting services performed and to be performed. His consulting services include financial and strategic advice.

Lawrence Blum, a brother of Richard Blum, our former President, and David Blum, our former Senior Vice President, is a former Vice President of Kirk & Blum. Mr. Lawrence Blum’s salary in 2009 was $138,100, which is comparable to the salaries of our other officers at a similar level.

Executive Compensation

Throughout this Proxy Statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2010, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our Chief Executive Officer and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its shareholders and is properly implemented and monitored. The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key salaried employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives and other key salaried employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees.

The day-to-day administration of savings plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

Compensation Policy and Processes

Objectives

The principle objective of our compensation program is to attract, motivate, and retain and reward highly qualified persons who are committed to the achievement of solid financial performance and excellence in the management of the Company’s assets. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by the Company and to align named executive officers’ interests with those of the Company’s shareholders. The Compensation Committee accomplishes this by providing competitive compensation designed to link executive compensation to the Company’s financial and operational performance, as well as rewarding overall high performance of its named executive officers, with the ultimate objective of increasing shareholder value. The Compensation Committee evaluates compensation against individual performance and external market factors to ensure that we maintain our ability to attract and retain key executive talent. To that end, total compensation generally is comprised of a base salary plus incentive compensation, based on the Company’s financial performance and other factors, including achievement of individual goals. Individual non-performance bonuses are also part of overall compensation from time to time based on an individual’s special efforts.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and incentive-based executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. These goals include an individual performance goal as well as overall company performance goals. The Compensation Committee from time to time relies upon recommendations made by the Company’s management, and in particular, the Chief Executive Officer, regarding compensation for named executive officers other than the Chief Executive Officer. The Compensation Committee reviews and approves, or, if the situation warrants, recommends to the full Board of Directors for approval, all new executive compensation programs, including those for the named executive officers. As part of its review and establishment of the performance criteria and compensation of our named executive officers, the Compensation Committee meets separately at least once on an annual basis with the Chief Executive Officer and other executives as it deems appropriate. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate, including the Chairman, annually review the performance of each of the named executive officers of the Company (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Setting Executive Compensation

The Compensation Committee evaluates the performance of the Chief Executive Officer and the other named executive officers and, based on such evaluation, reviews and approves the annual salary, bonus, long-term stock-based compensation and other material benefits, direct and indirect, of the Chief Executive Officer and other named executive officers, subject to the terms of any employment agreement. In determining appropriate base salary levels, consideration is given to the named executive officer’s impact level, scope of responsibility, past accomplishments, and other similar factors.

Long-Term Equity Compensation

The Company believes that granting stock-based awards and options from time to time provides named executive officers with a strong economic interest in maximizing shareholder returns over the longer term. The Company also believes that the practice of granting stock-based awards is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

Consistent with such belief, in April 2007, the Compensation Committee approved, and recommended for the Board of Director’s approval, a 2007 Equity Incentive Plan (the “2007 Equity Plan”), which was adopted by the stockholders in May 2007. The 2007 Equity Plan permits us to grant stock awards as well as option awards. The Compensation Committee believes that this gives the Company more flexibility in designing its overall compensation packages. The 2007 Equity Plan is designed to promote the long-term financial interests and growth of the Company by attracting and retaining management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by named executive officers and by maintaining competitive levels of total compensation. The Compensation Committee administers the 2007 Equity Plan.

Under the 2007 Equity Plan, awards may be restricted stock grants, bonus stock grants without restrictions, non-qualified stock options or incentive stock options. The restrictions on awards may be based on performance and/or time vesting. Prior to the adoption of the 2007 Equity Plan, it was the policy of the Compensation Committee to grant incentive stock options for all eligible employees granted options, as incentive to provide the employees with a enhanced tax benefit over non-qualified stock options. Since the adoption of the 2007 Equity Plan, the Compensation Committee has issued both restricted stock and options.

In October 1997, the Company adopted a 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan was replaced with the 2007 Equity Plan. The 1997 Plan remains in effect solely for the purpose of the continued administration of the options currently outstanding under the 1997 Plan.

In May 2009, the Company also adopted an Employee Stock Purchase Plan (“ESPP”), which permits employees to purchase Company stock at a discount. Named executive officers, unless such officer owns 5% of our stock, may participate in the ESPP on the same terms as the rest of our employees.

The Company has no formal policy regarding stock ownership or retention by the Company’s named executive officers.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for the expertise and value they bring to their jobs. Base salary is determined for each named executive officer based on his or her position and responsibility by taking into account the named executive officer’s impact level, scope of responsibility, prior experience, past accomplishments, and other similar factors and is subject to any existing employment agreement of such named executive officer.

Salary levels are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. Salary levels, including any increase thereof, of named executive officers are reviewed annually and are based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. Because of the economic climate and the performance of the Company in light of the economy, the salaries of the named executive officers were not raised in 2010 and it is expected that they will not be raised in 2011.

2010 Executive Incentive Bonuses

Starting in 2006, the Compensation Committee determined that certain named executive officers should be granted a bonus based on the achievement of performance goals, consisting of both objective financial targets and personal performance targets. To that end, the Compensation Committee and the Board of Directors approved and adopted an Amended and Restated 2006 Executive Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee selects the executive officers to participate in the Bonus Plan, determines the performance goals, and determines whether objectives and conditions for earning awards have been met. In fiscal 2009, awards were granted in the form of restricted stock. For the 2010 fiscal year, the Compensation Committee determined to issue the bonus awards in cash. The objective of paying the bonuses in cash is to provide immediate short-term compensation.

The Compensation Committee selected the named executive officers to participate in the Bonus Plan, determined the performance goals for fiscal year 2010, and determined whether objectives and conditions for earning awards were met. For 2010, the Compensation Committee selected Richard J. Blum and Dennis W. Blazer to participate in the Bonus Plan. There were two components to the performance targets: one quantitative target based on achievement of a Company financial goal and one target based on achievement of an individual goal.

The objective bonus was based on whether income from operations, as determined under general accepted accounting principles, before executive bonuses (“IFOBEB”), exceeded certain target amounts. For 2010, there were five tiers of targets, whereby the participants could receive from 26% of their base salary to 44% of their base salary as a bonus, as follows:

Tier 1 objective	Tier 2 objective	Tier 3 objective	Tier 4 objective	Tier 5 objective
IFOBEB is $5.0 to $5.9 M	IFOBEB is $6.0 to $6.9 M	IFOBEB is $7.0 to $7.9 M	IFOBEB is $8.0 to $8.9 M	IFOBEB is $9.0 to $9.9 M
26% of base salary	30% of base salary	34% of base salary	38% of base salary	44% of base salary

In February 2010, the Compensation Committee determined that the incentive bonus objective based on IFOBEB was not achieved. However, after consultation with management, the Compensation Committee determined that due to the proximity in which IFOBEB was to the first tier target, Mr. Blazer would receive a $10,000 discretionary cash bonus.

Management, including our Chief Executive Officer, consulted with the Compensation Committee to determine the individual performance objectives used to determine the individual goals for the cash bonus component. The individual performance targets for 2010 for the participating executive officers included reducing costs, developing a balanced scorecard to view CECO companies from a benchmarking and improvement perspective, developing marketing plans for new markets, and improving productivity standards. If the participants achieved their individual goals, cash in the amount equal to up to 10% of their respective base salaries, as of the beginning of 2010, could be granted to such executives. For 2010, the Compensation Committee determined Mr. Blazer achieved a significant portion of his individual goals, and awarded him 7.5% of his base salary, or $19,500, under the Bonus Plan.

Mr. Lang is entitled, under his Employment Agreement, to an incentive cash bonus of up to 100% of his base salary depending on whether performance objectives, as approved by the Compensation Committee, are met. For 2010, the bonus target was set at $300,000, as a result of Mr. Lang starting his employment after the beginning of the fiscal year, and seven objectives were approved and set by the Compensation Committee, including objectives based on overall Company performance and specific personal goals, such as developing strategic growth plans. The Compensation Committee determined that he achieved all of those objectives and awarded him the full $300,000 cash bonus.

Options

From time to time, we issue options to provide long-term equity compensation to executive officers. In connection with his hiring, we granted Mr. Lang options to purchase 600,000 shares of our common stock, which vest over a five year period.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

The Kirk & Blum Manufacturing Company, one of our subsidiaries, sponsors a 401(k) retirement plan for our employees. Pursuant to the plan, the Company matches contributions each pay period at 100% of the employee’s contributions for the first 1%, and 50% on the next 5%, of an employee’s compensation. The named executive officers may participate in the 401(k) plan on the same terms as the rest of our employees.

Attributed costs of the perquisites for the named executive officers for fiscal 2010 are included in column “All Other Compensation” of the Summary Compensation Table in the Executive Compensation section.

Risk Considerations in our Compensation Program

We structure the compensation of management, other than our former Chief Executive Officer, to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so management does not feel pressured to focus exclusively on short term gains, which may be to the detriment of long term appreciation and other business metrics. The variable (cash bonus and, in some cases, stock and option awards) portions of compensation are designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined by the Compensation Committee. Company performance is determined based on overall operating income. We believe that the variable components of compensation are sufficient to motivate management to produce superior short and long term corporate results while the fixed element is also sufficient that management is not encouraged to take unnecessary or excessive risks in doing so.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards[1] ($)	Option Awards[1]	Non-Equity Incentive Plan Compensation [2] ($)	All Other Compensation ($)		Total ($)
Jeffrey Lang[3] Chief Executive Officer	2010	$340,577	—	—	$1,480,680	$300,000	$21,725	[4]	$2,142,982
				—

Phillip DeZwirek[5] Chairman of the Board and former Chief Executive Officer	2010	—	—	—	—	—	$360,000	[6]	$360,000
	2009	—	—	—	—	—	$360,000	[6]	$360,000

Dennis W. Blazer Vice President- Finance and Administration and Chief Financial Officer	2010	$260,000	$10,000	—	—	$19,500	$19,594	[7]	$309,094
	2009	$260,000	—	$145,600	—	—	$18,994		$424,594

Richard J. Blum[8] Former President	2010	$345,000	—	—	—	—	$23,013	[9]	$368,013
	2009	$345,000	—	$193,200	—	—	$22,413		$560,613

[1]

Represents the aggregate grant date fair value of stock awards and options awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 11 to the Company’s audited financial statements for 2010 included in the Company’s Annual Report on Form 10-K for 2010. The amounts listed for Mr. Blum and Mr. Blazer under Stock Awards for 2009 represent performance-based restricted stock grants, all of which were forfeited.

[2]

The amounts shown in this column consist of performance based compensation received by Mr. Blazer under the Bonus Plan, and by Mr. Lang pursuant to performance objectives established pursuant to his Employment Agreement.

[3]	Mr. Lang became our Chief Executive Officer on February 15, 2010.
[4]	Represents Company contribution of $7,485 to our 401(k) plan on behalf of Mr. Lang, $2,240 of insurance premiums paid for term life insurance for his benefit and a $12,000 car allowance.
[5]	Mr. Phillip DeZwirek resigned as Chief Executive Officer as of February 15, 2010.
[6]	Represents amounts paid to Icarus for consulting services. Mr. Phillip DeZwirek is deemed to control Icarus. See Related Transactions above.
[7]	Represents Company contribution of $8,575 to our 401(k) plan on behalf of Mr. Blazer, $2,688 of insurance premiums paid for term life insurance for his benefit and a $8,331 car allowance.
[8]	Mr. Blum ceased being President as of the end of fiscal 2010.
[9]	Represents Company contribution of $8,575 to our 401(k) plan on behalf of Mr. Blum, $2,688 of insurance premiums paid for term life insurance for his benefit and a $11,750 car allowance.

In February 2010, the Compensation Committee approved an Employment Agreement for our Chief Executive Officer, Jeffrey Lang. Mr. Lang’s Employment Agreement provides that he will receive an annual base salary of $385,000, payment of relocation expenses of up to $50,000, an annual bonus, and various other benefits generally granted to other executives. The annual bonus will have a target value equal to 100% of Mr. Lang’s base salary based on the Company and Mr. Lang achieving certain performance milestones as established by the Compensation Committee. He also received an option grant in connection with his hiring to purchase 600,000 shares of stock under the 2007 Equity Plan, which vests in five annual equal installments and has a per-share exercise price of $3.78.

Either the Company or Mr. Lang may terminate his Employment Agreement at any time without cause, although Mr. Lang must give 60 days’ notice of such termination. If the Company terminates Mr. Lang without cause, he is entitled to receive as severance pay twelve months base salary and medical benefits, plus the annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year.

Under his Employment Agreement, Mr. Lang is subject to certain confidentiality covenants for an unlimited amount of time and to non-competition and non-solicitation provisions during his employment and for two years following the termination of his employment, or for one year following the termination of his employment if he is terminated by the Company without cause.

In 2006, the Compensation Committee and the Board of Directors approved an Amended and Restated Employment Agreement with Mr. Blum and a Consulting Agreement with Icarus, through which Mr. Phillip DeZwirek provides services to the Company. The term of the Amended and Restated Employment Agreement was through December 31, 2010 and the term of the Consulting Agreement is through December 31, 2011. Under the Consulting Agreement, Icarus receives a monthly fee of $30,000, which is to be reviewed annually by the Company for possible increase. The Amended and Restated Employment Agreement was to renew for one year periods, unless terminated in accordance with its terms. It was not renewed at the end of 2010, and Mr. Blum ceased being President as of the end of 2010.

In connection with Mr. Blum’s termination, we entered into an agreement with him in January 2011. Under the agreement, he is entitled to one month of salary and payment of existing health care premiums for six months. We also agreed to repurchase all of his Company stock and to waive his non-compete and non-solicitation provisions. We received a release from Mr. Blum under the agreement.

On October 16, 2009, we entered into a Change in Control Agreement with Mr. Blazer. See “Potential Payments upon Termination, Retirement or Change of Control” under the “Executive Compensation” section for more information regarding this agreement.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth information regarding outstanding equity awards for each named executive officer as of the end of fiscal year 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jeffrey Lang	—	600,000	[1]	$3.78	2/15/2020

Phillip DeZwirek	—	—		—	—

Dennis W. Blazer	12,500	—		$3.35	12/13/2014
	10,000	—		$7.30	6/21/2016

Richard J. Blum	25,000	—		$2.01	10/5/2011

[1]	Options are exercisable in five equal annual installments on the anniversary date of the grant, commencing February 15, 2011.

Potential Payments upon Termination, Retirement or Change of Control

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. The Company has no formal policy regarding severance payments or retirement payments. Upon death or disability of a named executive officer, the named executive officer will receive benefits under the disability or life insurance policies maintained for such officer, as appropriate.

We have entered into an Employment Agreement with Jeffrey Lang, our Chief Executive Officer and entered into an Employment Agreement with our former President, Richard Blum. Mr. Blum’s Employment Agreement expired on December 31, 2010. We have also entered into a Consulting Agreement with Icarus, which is deemed to be controlled by Mr. Phillip DeZwirek and Mr. Jason DeZwirek. The compensation paid to Icarus under the Consulting Agreement is attributed to Mr. Phillip DeZwirek solely for purposes of disclosure under this Proxy Statement. We are also a party to a Change in Control Agreement with Mr. Blazer, which requires us to make specified payments upon certain change in control events.

Under the Employment Agreement with Jeffrey Lang, upon a termination by the Company without cause, provided he remains in compliance with his non-compete and confidentiality obligations, he will be entitled to continued base salary and medical benefits for twelve months, plus an annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year. In addition, vested stock options would remain exercisable for 90 days. “Cause” under the Employment Agreement includes, among other items, willful and material breach of the terms of the Employment Agreement by Mr. Lang, conviction of a felony or certain misdemeanors, and his failure to perform his duties as lawfully directed by the Board of Directors, subject to a cure period. If the Employment Agreement is terminated due to his the death or disability (as defined in the Employment Agreement), Mr. Lang will be entitled to three months continued base salary, subject to continued compliance with his non-compete and confidentiality obligations.

In addition, if there is a Change in Control of the Company (as defined in the 2007 Equity Plan) and Mr. Lang is not offered employment as chief executive officer with a compensation package equal to or better than his base salary and bonus under his Employment Agreement, then Mr. Lang is to resign and be entitled to a lump sum on the date of the Change in Control equal to his annual base salary plus his bonus in an amount equal to the same percentage of his base salary as the bonus, if any, that he received for the most recently ended fiscal year. Also, upon a Change in Control the 600,000 stock options granted to Mr. Lang upon his hiring will immediately vest to the extent not already vested.

Under the expired employment agreement with Richard Blum, upon a termination due to a breach by the Company or by the Company without cause, he would have been entitled to an amount equal to his base salary for twelve months following termination. “Cause” under the employment agreement included material breach of the terms of the employment agreement by Mr. Blum if not cured within thirty days, breach of his confidentiality, non-competition or non-solicitation covenants, conviction of a felony or certain misdemeanors, illegal business practices in connection with the Company or its businesses, excessive absence for reasons other than vacation, disability or sickness, and his failure to obey directions of the Board of Directors. A breach by the Company under Mr. Blum’s employment agreement included a continuing material breach by the Company of the terms of the employment agreement, relocation of his work place more than 35 miles from its current location, his demotion, and a material reduction in base salary. His employment agreement expired December 31, 2010.

Under its Consulting Agreement, Icarus may terminate its engagement in the event of a change of control and the Company may terminate the Consulting Agreement in the event of cause. Either party may terminate the Consulting Agreement in the event of certain events relating to bankruptcy or insolvency. In the event that the Consulting Agreement is terminated for any reason other than cause, Icarus is entitled to a severance fee in the amount of the remaining aggregate monthly fees that Icarus would have received had the Consulting Agreement not been terminated, provided that the amount will not exceed an amount equal to one dollar less than 300% of Icarus’s base amount, as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended.

Cause under the Consulting Agreement includes willful and material breach by Icarus of the Consulting Agreement if not cured within fifteen business days, any act by Icarus of material fraud or dishonesty with respect to any aspect of the business of the Company, or misappropriation of Company funds. Change of control under the Consulting Agreement includes the acquisition of beneficial ownership by a third party of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company. It also includes if individuals who, as of the effective date of the Consulting Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a director by a vote of at least a majority of the directors then compromising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board.

If the Consulting Agreement had been terminated as of December 31, 2010, other than due to cause, Icarus would have been entitled to receive approximately $360,000 as a severance payment.

The Change in Control Agreement with Mr. Blazer entitles Mr. Blazer to severance benefits if his employment with the Company is terminated within twelve months of a change in control of the Company, unless such termination is (i) due to death or disability, (ii) by the Company for cause, or (iii) by Mr. Blazer without good reason. Change in control under the Change in Control Agreement includes the acquisition of beneficial ownership by a third party of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company. It also includes if members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a director by a vote of at least three-quarters of the directors then compromising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board.

The amount of severance under the Change in Control Agreement is equal to twelve months of salary at the rate of his salary as of the termination date, and is payable over the twelve months following his termination. In addition, he will be entitled to a pro-rata annual bonus for the year, in which his termination of employment occurs and to continue participating in the Company’s welfare benefit programs for up to one year following his termination of employment.

Director Compensation for Fiscal Year 2010

The following table provides information on 2010 compensation for non-employee directors who served during 2010. The table does not include expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)	Option Awards1, 2. ($)	Total ($)
Arthur Cape	$24,000	$17,960	$41,960
Jason DeZwirek	$0	$0	$0
Thomas J. Flaherty	$24,000	$17,960	$41,960
Ronald E. Krieg	$30,000	$17,960	$47,960
Jason D. Meretsky	$14,703	$17,960	$32,663
Donald A. Wright	$24,000	$17,960	$41,960

[1]

Represents the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 11 to the Company’s audited financial statements for 2010 included in the Company’s Annual Report on Form 10-K for 2010.

[2]

Represents a grant of options for 6,000 shares of common stock made on May 20, 2010 to each named director other than Jason DeZwirek. The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2010: Mr. Wright: 36,000 shares, 30,000 of which were vested; Mr. Flaherty: 56,105 shares, 50,105 of which were vested; Mr. Krieg: 46,000 shares, of which 40,000 were vested; and Mr. Cape: 26,000 shares, 20,000 of which were vested. Mr. Jason DeZwirek had no options outstanding at the end of fiscal 2010. None of the named directors had unvested stock awards outstanding at the end of fiscal 2010.

Directors who are officers of CECO do not receive any additional compensation for their services as directors. During 2010, the independent directors received an annual retainer, which is paid quarterly. Directors Cape, Flaherty, Meretsky and Wright receive annual retainers in the amount of $24,000 and Director Krieg receives an annual retainer in the amount of $30,000. Mr. Meretsky received a pro rated amount of the $24,000 retainer due to his appointment in May 2010. Director Krieg receives a higher amount in recognition of his service as the Chairman of the Audit Committee.

The independent directors also received options in lieu of meeting fees. The Compensation Committee determined that issuing options in lieu of cash meeting payments would simplify the directors’ compensation while promoting the ownership of stock of the Company. We therefore granted options to purchase 6,000 shares of common stock to each of the independent directors on May 20, 2010, which options vest in three equal annual installments commencing May 20, 2011. We also reimburse or pay the Board members their reasonable travel and out-of-pocket expenses to attend meetings.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011. BDO has served as our independent registered public accounting firm since September 2008.

The Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for shareholder approval.

A representative of BDO is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. Although stockholder approval of the selection of BDO is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders fail to ratify the appointment of BDO, the Audit Committee may reconsider the selection.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by BDO USA, LLP for the fiscal years ended December 31, 2009 and 2010.

	Fiscal Year 2009	Fiscal Year 2010
Audit Fees	$420,018	$359,377
Audit-Related Fees	$17,000	$25,000
Tax Fees	$4,000	$58,681
All Other Fees	—	—
Total	$441,018	$443,058

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the audits of our annual consolidated financial statements and internal controls, the review of financial statements included in Quarterly Reports on Form 10-Q, and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include a review of the operations of the Company’s Flextor Inc. subsidiary.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance, tax advice and tax planning. These services include tax return preparation and consulting on tax planning matters.

All Other Fees

These are fees for other services rendered by BDO that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Committee at the next scheduled meeting. None of the fees paid to BDO under the categories Audit-Related and Tax were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting with a quorum present is required to approve this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm of CECO for fiscal year 2011.

ADDITIONAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board of Directors may recommend.

A copy of CECO’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, without exhibits, will be sent to any stockholder without charge upon written request addressed to CECO Environmental Corp., to the attention of the Secretary, 4625 Red Bank Road, Cincinnati, Ohio 45227.

Stockholder Proposals for 2011 Annual Meeting

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting Proxy Statement must submit their proposals so that they are received by the Secretary of the Company at 4625 Red Bank Road, Cincinnati, Ohio 45227, no later than the close of business on December 16, 2011. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included. Any shareholder proposal not intended to be included in the proxy statement for consideration at our 2011 annual meeting will be considered untimely unless received by the Secretary of the Company no later than February 29, 2012.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to solicitation of the proxies by use of the mails, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman of the Board of Directors

April 14, 2011

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CECO ENVIRONMENTAL CORP.

4625 Red Bank Road

Cincinnati, Ohio 45227

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Phillip DeZwirek and Jason DeZwirek, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of CECO Environmental Corp. (the “Company”) held of record by the undersigned on April 1, 2011 at the Annual Meeting of Stockholders to be held at the offices of Taft Stettinius & Hollister LLP, 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202 on May 17, 2011 at 2:00 p.m., eastern time, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

May 17, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on May 17, 2011

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

Please sign, date and mail

your proxy card in the envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20930000000000000000 3	051711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”

PROPOSAL NO. 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE [ x ]

1. Election of Directors:			2. PROPOSAL NO. 2 BDO USA, LLP
		NOMINEES:	as the Independent	FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES	O	Arthur Cape	Registered Public	☐	☐	☐
	O	Jason DeZwirek	Accounting Firm
	O	Phillip DeZwirek
☐ WITHHOLD AUTHORITY	O	Thomas J. Flaherty
FOR ALL NOMINEES	O	Ronald E. Krieg	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
	O	Jeffrey Lang
	O	Jason D. Meretsky
☐ FOR ALL EXCEPT	O	Jonathan Pollack
(See instructions below)	O	Donald A. Wright

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Stockholder:	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢		¢

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

May 17, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on May 17, 2011

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20930000000000000000 3	051711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”

PROPOSAL NO. 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE [ x ]

1. Election of Directors:			2. PROPOSAL NO. 2 BDO USA, LLP
		NOMINEES:	as the Independent	FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES	O	Arthur Cape	Registered Public	☐	☐	☐
	O	Jason DeZwirek	Accounting Firm
	O	Phillip DeZwirek
☐ WITHHOLD AUTHORITY	O	Thomas J. Flaherty
FOR ALL NOMINEES	O	Ronald E. Krieg	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
	O	Jeffrey Lang
	O	Jason D. Meretsky
☐ FOR ALL EXCEPT	O	Jonathan Pollack
(See instructions below)	O	Donald A. Wright

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder:	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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